Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-190228 and 333-194928) pertaining to the SouthState Bank 401(k) Retirement Savings Plan of SouthState Bank, N.A. of our report dated June 18, 2026, with respect to the financial statements and schedule of the SouthState Bank 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Birmingham, Alabama

June 18, 2026